Exhibit 23.10

CONSENT OF CHESTER M. MOORE In connection with the filing of the registration statement on Form F-3 (as may be amended from time to time, the “Registration Statement”) of Franco-Nevada Corporation with the U.S. Securities and Exchange Commission, I consent to the references to my name and to the use of the technical report entitled “Technical Report on the Goldstrike Mine, Eureka and Elko Counties, State of Nevada, USA,” dated March 16, 2012 (the “Report”), and the information derived from the Report, included in, or incorporated by reference into, the Registration Statement. DATED: July 22, 2013 Name: Chester M. Moore, P.Eng. RPA Inc. 55 University Ave. Suite 501 | Toronto, ON, Canada M5J 2H7 | T + 1 (416) 947 0907